Exhibit 99.2

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Second Quarter		First Six Months
	2026	2025	2026	2025
	(in millions, except per share amounts)
Railway operating revenues
Merchandise	$2,133	$1,972	$4,018	$3,835
Intermodal	908	743	1,657	1,503
Coal	424	395	788	765
Total railway operating revenues	3,465	3,110	6,463	6,103
Railway operating expenses
Compensation and benefits	744	692	1,484	1,431
Purchased services and rents	550	520	1,072	1,018
Fuel	405	219	661	463
Depreciation	358	346	710	692
Materials and other	212	195	401	400
Merger-related expenses	51	—	103	—
Restructuring and other charges	6	10	6	10
Eastern Ohio incident	15	(47)	25	(232)
Total railway operating expenses	2,341	1,935	4,462	3,782
Income from railway operations	1,124	1,175	2,001	2,321
Other income – net	32	24	67	55
Interest expense on debt	197	201	394	400
Income before income taxes	959	998	1,674	1,976
Income taxes	225	230	393	458
Net income	$734	$768	$1,281	$1,518
Earnings per share – diluted	$3.26	$3.41	$5.69	$6.72
Weighted average shares outstanding – diluted	225.0	225.2	225.0	225.8

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2026	2025
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,069	$1,530
Accounts receivable – net	1,177	988
Materials and supplies	327	271
Other current assets	228	409
Total current assets	2,801	3,198
Investments	4,155	4,089
Properties less accumulated depreciation of $15,031 and $14,617, respectively	36,626	36,479
Other assets	1,540	1,470
Total assets	$45,122	$45,236
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,783	$1,863
Income and other taxes	218	340
Other current liabilities	720	965
Current maturities of long-term debt	649	607
Total current liabilities	3,370	3,775
Long-term debt	15,967	16,480
Other liabilities	1,714	1,723
Deferred income taxes	7,818	7,711
Total liabilities	28,869	29,689
Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 224,608,373 and 224,420,699 shares, respectively, net of treasury shares	226	226
Additional paid-in capital	2,332	2,296
Accumulated other comprehensive loss	(212)	(210)
Retained income	13,907	13,235
Total stockholders’ equity	16,253	15,547
Total liabilities and stockholders’ equity	$45,122	$45,236

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	First Six Months
	2026	2025
	($ in millions)
Cash flows from operating activities
Net income	$1,281	$1,518
Reconciliation of net income to net cash provided by operating activities:
Depreciation	710	692
Deferred income taxes	108	109
Gains and losses on properties	(18)	(57)
Changes in assets and liabilities affecting operations:
Accounts receivable	(190)	(57)
Materials and supplies	(56)	(36)
Other current assets	62	54
Current liabilities other than debt	(386)	(106)
Other – net	(113)	(90)
Net cash provided by operating activities	1,398	2,027
Cash flows from investing activities
Property additions	(821)	(924)
Property sales and other transactions	177	66
Investment purchases	(5)	(613)
Investment sales and other transactions	20	36
Net cash used in investing activities	(629)	(1,435)
Cash flows from financing activities
Dividends	(606)	(609)
Common stock transactions	(12)	(8)
Purchase and retirement of common stock	(5)	(456)
Proceeds from borrowings	—	396
Debt repayments	(607)	(253)
Net cash used in financing activities	(1,230)	(930)
Net decrease in cash and cash equivalents	(461)	(338)
Cash and cash equivalents
At beginning of year	1,530	1,641
At end of period	$1,069	$1,303
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$377	$378
Income taxes (net of refunds)	386	414

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Merger-Related Expenses

During the second quarter and the first six months of 2026, we incurred merger-related expenses of $51 million and $103 million, respectively, primarily related to costs associated with employee retention agreements, third-party advisor fees, and legal fees.

2. Restructuring and Other Charges

During the second quarter of 2026, we recorded $6 million in expenses related to severance costs associated with organizational changes. During the second quarter of 2025, we recorded $10 million in expenses primarily related to the restructuring of certain technology functions, which includes severance costs for impacted employees and other expenses.

3. Eastern Ohio Incident

On February 3, 2023, a train operated by us derailed in East Palestine, Ohio (the Incident). During the second quarter of 2026, we incurred expenses of $15 million, as compared to $47 million of net recoveries for the same period last year. The total amounts recognized include the impact of $3 million and $154 million in recoveries during the second quarter of 2026 and 2025, respectively. In the first six months of 2026 and 2025, we recognized $25 million of expenses, and $232 million of net recoveries, respectively. The total amounts recognized include the impact of $4 million and $378 million in recoveries during the first six months of 2026 and 2025, respectively.

4. Stock Repurchase Program

We did not repurchase any shares of common stock in the first six months of 2026, while we repurchased and retired 1.9 million shares of common stock under our stock repurchase program during the same period last year at a cost of $455 million, inclusive of accrued excise taxes. “Purchase and retirement of common stock” in 2026 as presented on the Consolidated Statements of Cash Flows reflects the payment of excise taxes on shares repurchased in 2025.